Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Incentive Plan, as amended and to the 1987 Employee Stock Participation Plan, as amended of Maxim Integrated Products, Inc. of our report dated August 2, 2004, with respect to the consolidated financial statements and schedule of Maxim Integrated Products, Inc. as of June 26, 2004 and for each of the two fiscal years in the period ended June 26, 2004 included in its Annual Report (Form 10-K) for the year ended June 25, 2005 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

March 29, 2006